EXHIBIT 99.1

Tarragon Corporation Reports Record Results for 2004
March 16, 2005 07:35:00 AM ET

Company Will Expand Homebuilding and Strengthen Balance Sheet
by Selling Substantial Portion of Rental Portfolio

     NEW YORK, March 16/PRNewswire-FirstCall/ — Tarragon Corporation (NASDAQ: TARR) a leading urban homebuilder specializing in the development and marketing of high-density residential communities, announced today that its consolidated revenues for 2004 grew to $311 million, up 136 percent from revenues of $131.6 million in 2003. Increased revenue primarily reflects strong home sales, which grew, on a consolidated basis, from $56.3 million in 2003 to $220.5 million in 2004.

     The Company also reported record profits of $44.7 million, representing a 43 percent increase over 2003 net income of $31.2 million. Following the Company’s 3-for-2 stock split that was effective February 10, 2005, and on a fully diluted per-share basis, earnings increased 41 percent year-to-year from $1.20 to $1.69. Income tax expense in 2004 was $15 million, while in 2003 there was no income tax due to the application of net operating loss carry- forwards.

     As a result of the growth in profitability of the Company’s homebuilding business, Tarragon has adopted a strategic plan to sell a substantial portion of the assets in its rental portfolio (Investment Division). The Company will redeploy the capital now invested in these rental properties to support further expansion of homebuilding and to strengthen its balance sheet.

     Chairman and CEO William Friedman commented, “Tarragon is now principally an urban homebuilder, and to a much lesser extent an owner and manager of rental properties. Virtually all of our operating profits come from homebuilding while over half of our assets are still invested in rental properties. Moreover, the large amount of debt associated with our rental properties distorts the financial strength of our Company, impeding our continued rapid growth. At the same time, the market value of our rental properties has continued to increase due to their performance and current market conditions. As a result, we see an opportunity to realize cash through the sale of our rental properties and redeploy a substantial portion of the capital invested in the rental portfolio to reduce debt and expand our homebuilding activities. We plan on retaining approximately 2,000 apartments for conversion to condominiums or redevelopment.”

     Friedman said that Tarragon, together with its investment bankers, Lazard Freres & Co. LLC, examined various strategies for obtaining the best value for shareholders from the investment portfolio, including a spin-off and IPO. He said that the analyses demonstrated that the maximum shareholder value is likely to result from selling a substantial portion of the portfolio to support the fast-growing and highly profitable homebuilding operations.

     Friedman added, “Using the rental portfolio as a non-dilutive source of further homebuilding capital will be, we believe, strongly accretive to earnings while allowing us to reduce debt and get the highest possible return on shareholder assets.”

Homebuilding Division

     Homebuilding Division revenues, including revenues from unconsolidated communities, doubled in 2004 from $154 million in 2003 to $315 million in 2004. Approximately 75 percent of 2004 revenues were generated by Florida home sales, despite the disruptive hurricane season. Strong demand continues in Florida, as well as in the Northeast, where the Company has begun to recognize revenue from sales in its first Hoboken, NJ communities.

     Tarragon closed on 818 homes in 2004 at an average sales price of $259,000, far surpassing the 282 closings in 2003 at an average price of $187,000. In 2004, 1,404 new sales contracts worth $360 million were executed compared to 457 sales contracts worth $106 million executed in 2003. The average price of an executed contract increased 11 percent in 2004 to $256,000. The year-end 2004 contractual backlog of 980 homes worth $342.7 million (including $11.1 million from single-family home lot sales) was up 69 percent from year-end 2003’s backlog of 394 homes worth $202.6 million (including $18.5 million from lot sales). Gross margin, after selling expense but before G&A and taxes, increased from 20 percent in 2003 to 24 percent in 2004.

Exhibit 99.1 — Page 1

     In addition, at year-end 2004, Tarragon had 3,114 homes, located in 21 communities, under active development with an estimated sellout of approximately $1.1 billion or $343,000 per home. At year-end 2003, Tarragon had 1,099 homes under development with a sell-out of $410.6 million or $374,000 per home.

     “While the 2004 numbers were extremely strong, it is the homebuilding pipeline that fuels our confidence in Tarragon’s continued rapid growth,” Friedman said. “Our homebuilding pipeline includes over 3,800 units with potential sales in excess of $1.5 billion in communities where we have site control, and have initially determined project feasibility. Our pipeline one year ago was less than $700 million.”

Investment Division

     Investment Division net operating income was $65.5 million, an increase of 11 percent from the previous year’s $59 million. Same-store apartment net operating income increased 4.5 percent from 2003 with the greatest strength coming from the Southeast and Northeast portfolios.

     The net asset value (NAV) of our Investment Division portfolio increased 51 percent from $202 million at December 31, 2003, to $306 million at year-end 2004. NAV is calculated based upon third-party appraisals and brokers’ opinions of value.

     During 2004 and early 2005 the Company continued its strategy of selling portfolio properties in its non-core markets. In 2004 and in January 2005, the Company completed the sale of its last properties in California and Kentucky.

Adoption of New Accounting Pronouncement

     On January 1, 2004, Tarragon adopted the provisions of the Financial Accounting Standards Board’s Interpretation No. 46, “Consolidation of Variable Interest Entities,” as revised in December 2003 (FIN 46). In accordance with the provisions of FIN 46, during 2004 Tarragon consolidated ten partnerships or joint ventures, including One Las Olas, Ltd., which owns Las Olas River House, which had previously been accounted for using the equity method. The consolidation of these ten entities resulted in an increase in total consolidated assets of $336.9 million as of December 31, 2004. Gross revenue for the year ended December 31, 2004, includes homebuilding sales of $51.9 million and rentals of $12.2 million produced by these ten consolidated entities.

Results Conference Call

     A conference call to discuss the results for the fourth quarter and year ended December 31, 2004, will take place today, March 16, at 10:30 AM EST. The call will be broadcast live over the Internet, which may be accessed by visiting the Company’s site at http://www.tarragoncorp.com, or you may also access the live webcast by going to http://audioevent.mshow.com/217674/

     Participants are encouraged to go to these sites at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the call and will continue for 30 days, through April 15, 2005.

About Tarragon Corporation

     Tarragon Corporation is a leading homebuilder specializing in the development and marketing of residential communities in high-density, urban locations. Tarragon also owns, operates, or has under development an investment portfolio of approximately 14,000 apartments valued at over $1 billion. The Company’s operations are concentrated in four core markets: Florida, the Northeast, Texas and Tennessee. To learn more about Tarragon Corporation, visit: http://www.tarragoncorp.com.

     Information in this press release includes forward-looking statements made pursuant of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events could differ materially from those projected or contemplated by the forward-looking statements due to a number of factors, including, but not limited to, general economic conditions, interest rates, weather, the availability of financing for development and acquisition and other risk factors outlined in the Company’s SEC reports, annual report and Form 10-K. The Company assumes no responsibility to update forward-looking information contained herein.

Exhibit 99.1 — Page 2

Contact:	Allen & Caron Inc. Joe Allen (investors) joe@allencaron.com (949) 474-4300 Brian Kennedy (media) brian@allencaron.com (212) 691-8087	Tarragon Corporation William S. Friedman wfriedman@tarragoncorp.com (212) 949-5000

Exhibit 99.1 — Page 3

TARRAGON CORPORATION
FINANCIAL HIGHLIGHTS
YEAR ENDED DECEMBER 31, 2004
(Dollars in thousands, except per share date; Unaudited)

	For the Twelve Months Ended
		December 31,
	2004	2003	2002
Revenue	$310,956	$131,645	$99,518
Expenses	265,623	123,792	96,480
Other income and expenses:
Equity in income of partnerships and joint ventures	21,530	22,476	16,642
Minority interests in income of consolidated partnerships and joint ventures	(3,818)	(2,590)	(1,285)
Interest income	728	1,605	510
Interest expense	(25,749)	(23,857)	(21,287)
Gain on sale of real estate	378	1,223	1,258
Gain on disposition of other assets	2,075	—	(29)
Insurance and other claims	—	60	84
Litigation settlements	(250)	—	102
Income (loss) from continuing operations before income tax	40,227	6,770	(967)
Income tax expense	(7,400)	—	—
Income (loss) from continuing operations	32,827	6,770	(967)
Discontinued operations, net of tax
Income (loss) from operations	931	1,306	(114)
Gain on sale of real estate	10,950	23,118	6,540
Net income	44,708	31,194	5,459
Dividends on cumulative preferred stock	(904)	(785)	(683)
Net income allocable to common stockholders	$43,804	$30,409	$4,776
Earnings per common share
Income from continuing operations allocable to common stockholders	$1.45	$0.33	$(0.05)
Discontinued operations	0.54	1.05	0.26
Net income allocable to common stockholders	$1.99	$1.38	$0.21
Earnings per common share — assuming dilution
Income from continuing operations allocable to common stockholders	$1.24	$0.29	$(0.05)
Discontinued operations	0.45	0.91	0.26
Net income allocable to common stockholders	$1.69	$1.20	$0.21

Exhibit 99.1 — Page 4